AGREEMENT



                  THIS AGREEMENT (the "Agreement") is made and is effective as of the 30th day of March, 1998, by and between Video News Wire Corporation, a Florida corporation ("Video News") and P.R. Newswire, Inc., a Delaware corporation ("PR Newswire" and Video News sometimes individually referred to as "Party" and collectively as "Parties").

                                    RECITALS


A. Video News produces, develops, markets, stores and maintains full-motion digitized video clips ("Video News Wires" or "VNWs") of an entity's written press releases, as well as corporate identity and other market materials.

B. PR Newswire operates a specialized news and information service, processing and transmitting press releases and other information over electronic communications systems to news media and others throughout the United States and overseas and services investor relations, public relations and other communications professionals (the "Clients").

C. PR Newswire wishes to engage Video News to perform certain services which include, among other things, the production of VNWs for certain Clients and Video News wishes to be engaged by PR Newswire to provide such services, pursuant to the terms and conditions set forth in this Agreement.

                  NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the Parties mutually agree as follows:

                  1. Recitals. The recitals set forth above are true, correct and are herein incorporated by reference.

                  2. Engagement. PR Newswire hereby engages Video News to perform the services pursuant to the terms and conditions set forth herein and Video News hereby accepts such engagement.

                  3. Services to be Provided by Video News ("Video News Service"). Video News shall use its reasonable best efforts to:

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                  a. create specific outline and format requirements for
         production of VNWs for Clients;

                  b. obtain copies of the final press announcement from PR Newswire that will be the subject matter of a VNW for a Client;

                  c. obtain from a Client contracting for a VNW all required components necessary for the production of that VNW;

                  d. manage the production process of a VNW for a Client;

                  e. videotape and produce a VNW using professional talent and in a format which is of broadcast quality;

                  f. meet required production schedules, as mutually agreed upon between Video News and a Client;

                  g. digitize and store all VNWs at a protected location on the Internet for Client review and approval;

                  h. store each VNW for a period of time as agreed upon in writing between Video News and a Client, at the Video News Wire Internet site for dissemination by PR Newswire's website and other hyperlinks;

                  i. provide access to each VNW and emergency technical support to Clients twenty-four (24) hours a day, seven days a week, and provide standard technical support, as required to meet Clients' reasonable standards; and

                  j. maintain client satisfaction by using reasonable efforts to investigate and implement the latest technologies, such as satellite delivery systems, to acquire video footage from around the world.

                  4. Services to be Provided by PR Newswire. PR Newswire shall use its reasonable best efforts to:

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                  a. create marketing collaterals for the VNWs in collaboration with Video News.

                  b. promote the Video News Service to all PR Newswire sales and marketing personnel, in order that they promote and market same to Clients;

                  c. provide materials to PR Newswire domestic and international sales staff, in existing and future bureau locations, to market and sell the Video News Service to Clients;

                  d. develop and maintain Client relationships for the VNWs;

                  e. present and market the Video News Service to PR Newswire's Clients through any or all of PR Newswire's offices and sales representatives nationwide.

                  f. develop an incentive plan for PR Newswire sales personnel marketing and selling VNWs to increase sales performance (the amount and terms of which shall be in PR Newswire's sole discretion, but shall not impact the pricing of the Video News Service paid to Video News, as described in Section 7 and Exhibit A of this Agreement);

                  g. invoice and collect all revenues generated in connection with the VNWs;

                  h. remit payments due to Video News hereunder for all sales and storage of VNWs to Video News on a monthly basis, as described in this Agreement;

                  i. prepare all contracts and other documents between each Client and PR Newswire on substantially the form approved by PR Newswire and Video News, or, in the case of material deviations from the approved form, subject to final approval by Video News, which approval shall not be unreasonably withheld;

                  j. advise Video News on suggested product enhancements and further product development recommendations;

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

                  k. provide assistance in determining volume forecasts to Video News.

                  5. Duties and Obligations of a Client. As set forth in a definitive agreement between PR Newswire and each Client who will contract for a VNW, each Client shall be responsible to:

                  a. provide timely submittal of approved copy to Video News for all requested VNWs;

                  b. provide timely approval of the final form of VNW;

                  c. provide photographs, video clips and/or logos, when appropriate, for inclusion in the VNW (subject to such Client retaining ownership thereof);

                  d. provide advance notices, when appropriate, for on-location video acquisitions.

                  6. Grant of License to the VNWs. Video News grants to PR Newswire and each Client contracting for a VNW a right and license (the "License") to (i) broadcast each VNW via the Internet at the Video News or PR Newswire website pursuant to the terms and conditions set forth in this Agreement and in each agreement with a Client relating to VNWs and (ii) use a VNW in connection with marketing, public relations or otherwise, as more fully set forth in each agreement with a Client relating to VNWs. It is contemplated that agreements with Clients will provide (x) that at such time as Video News shall have received all fees due in connection with the applicable VNW, the applicable Client shall be granted a fully paid up License for the life of copyright to broadcast each VNW via the Internet at the Video News, PR Newswire or Client website, and (y) that the Client shall not be permitted, either during or following expiration of the Term of this Agreement, to store the VNW on the server of any third party other than through Video News, or, during the Term of this Agreement, or thereafter if and only if a Post-Term Purchase (as defined in Section 10d) shall occur, PR Newswire. Video News and PR Newswire will work together in good faith to develop and, from time to time, modify a form of agreement with Clients appropriately delineating the rights of the Clients, PR Newswire and Video News in the VNWs in order to facilitate the marketing of the VNWs and other services contemplated by this Agreement.

                  7. Pricing of Services Related to the VNWs. The prices of the Video News Services to be charged to PR Newswire by Video News in connection with the production and storage of VNWs are as set forth on Exhibit "A", as the same may be modified from time to time by Video News, upon not less than one hundred five (105) days prior written notice to PR

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

Newswire; provided, however, that no price increase initiated during the initial term or any renewal term of this Agreement shall be effective prior to commencement of the next renewal term of this Agreement. PR Newswire shall, in its discretion, determine the price of VNWs to Clients.

                  8. Payment for Services. Within thirty (30) days following each month and within thirty (30) days from the date of termination of this Agreement, PR Newswire shall pay to Video News, in U.S. Dollars, the amounts due to Video News for the previous month. For purposes of this Agreement, payments due to Video News by PR Newswire shall accrue at the time when Video News has delivered the applicable completed VNW or otherwise completed the contracted work.

                  9. Ownership of VNWs.

                           a. PR Newswire acknowledges that the VNWs are original works of authorship, fixed in tangible form, and Video News owns the VNW and all other unedited footage (that was videotaped by Video News) and reserves all right, title and interest in and to the copyright, the right to apply for copyright registration, broadcast or other derivative rights of the VNW. It is agreed that nothing contained in this Agreement shall be construed as an assignment or grant of any right, title or interest in or to any VNWs, it being understood that all rights relating thereto are reserved by Video News, except for the license hereunder to PR Newswire of the right to use and utilize each VNW as specifically and expressly provided in this Agreement and except for the rights to be specifically granted to each Client pursuant to the applicable Agreements between PR Newswire and the Clients. PR Newswire's use of the VNWs shall inure to the benefit of Video News and PR Newswire shall not at any time acquire any rights in any of the VNWs by virtue of any use PR Newswire may make of such VNWs, and which shall specifically include any proprietary rights originated, conceived, created or developed by PR Newswire or with the assistance of others, as a result of the VNWs. Upon Video News' request, PR Newswire shall execute the document or documents necessary to evidence such ownership interest of Video News in any rights or title set forth in this Section 9.

                           b. Sections 6 and 9a notwithstanding, Video News neither asserts nor claims any right to the content contained in the VNWs and shall not use any VNW in any manner other than as contemplated by this Agreement or by agreements with Clients, without the prior written consent of PR Newswire, which, subject to the terms of the applicable Client agreement, shall not be unreasonably withheld.

                  10. Term and Termination.

                           a. Subject to the provisions of Section 10b, the initial term of this Agreement shall be for eighteen (18) months. This Agreement shall be automatically

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

         renewed for successive additional one (1) year periods, unless a terminating party provides the non-terminating party not less than ninety (90) days prior written notice of its intent to terminate this Agreement prior to the expiration of any term or renewal thereof. For purposes of this Agreement "Term" includes the initial term and any renewals thereof.

                           b. This Agreement and the Term may be terminated as follows:

                                    (1) By the unaffected Party without
liability at any time upon seven (7) days prior written notice upon the happening of any of the following events:

                                            (a) A Party ceases to function as a
going concern or to conduct its operation in the normal course of business,

                                            (b) A Party becomes involved in
financial difficulties resulting in the appointment of a receiver or trustee, establishment of a moratorium for the payment of indebtedness, a petition in bankruptcy or an assignment on behalf of a Party's creditors, or

                                    (2) If any Party commits a material breach
of any provisions of this Agreement, a non-breaching Party may terminate the Agreement at any time, if after providing written notice to the breaching Party of the alleged breach or failure, the breach or failure remains uncured for a period of thirty (30) business days after receipt of such notice; provided, however, that a Party shall not be entitled to more than one cure period for the same or similar categories of breaches during the initial or any renewal Term of this Agreement. Subject to Section 14 hereof, failure by Video News to (x) meet production schedules, or (y) provide access to each VNW and emergency technical support to Clients twenty four (24) hours a day, seven days a week and provide standard technical support, as required, to meet Clients' reasonable standards, shall be deemed to be material breaches of this Agreement; provided, however, that the sole remedy for such deemed breaches shall be termination of this Agreement in accordance with this paragraph 10.

                           c. Promptly after completion of the first 120 days of the Term, the Parties shall agree in writing on minimum volume levels which PR Newswire will use its reasonable best efforts to achieve. Subject to Section 14 hereof, failure by PR Newswire to meet such volume levels mutually agreed in writing shall be deemed to be a material breach of this Agreement; provided, however, that the sole remedy for such deemed breach shall be termination of this Agreement in accordance with this paragraph 10.

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


                           d. Subject to written commitments with Clients in substantially the form approved by Video News, and the next sentence of this Section 10c, after termination of this Agreement, PR Newswire shall have no further express authorization or consent from Video News to use any VNW in any manner whatsoever. Notwithstanding the foregoing, at PR Newswire's request, Video News will negotiate in good faith with PR Newswire to extend to PR Newswire, following expiration or termination of this Agreement, a perpetual license to broadcast each VNW completed prior to expiration or termination of this Agreement via the Internet on commercially reasonable terms and conditions (a "Post Term Purchase").

                  11. Exclusivity and Nondisclosure of Information.

                           a. Exclusivity. During the Term of this Agreement (i) PR Newswire shall use Video News as its exclusive vendor for the production of VNWs of written Client press releases (including video taping of footage solely for use in such VNWs) and for the internet storage and the internet distribution of VNWs of Clients' written press releases, and (ii) Video News shall not produce VNWs of any entity's written press releases or provide internet storage and/or internet distribution of VNWs of written press releases for any entity other than PR Newswire or Clients of PR Newswire pursuant to this Agreement. During the Term, PR Newswire shall recommend to its Clients Video News as its preferred vendor for other services contemplated here by, such as corporate video profiling, "About the Client" videos and on location video taping for meetings, conferences and new product introduction; provided, however, that it is understood and agreed that the relationship between Video News and PR Newswire is non-exclusive in respect of (and that PR Newswire shall have the right to deal with third parties in respect of) multimedia content, multimedia presentations and all services contemplated by this Agreement other than the production, internet storage and internet distribution of VNWs of written press releases as set forth in this Section 11a. Nothing herein shall restrict Clients from providing footage or other content (including, without limitation, any video or multimedia presentation) not taped or produced by Video News for inclusion in VNWs hereunder, and in such event, PR Newswire and Video News will have the capability to link to the applicable site and Video News shall not acquire any ownership interest in any such Client-provided footage or other content.

                           b. Nondisclosure of Information.

                                    (1) Each Party acknowledges that the other
Party's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the other Party's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning each Party's clients (for the purposes of this Section 11b only, "Proprietary Information") are valuable, special and unique assets of a Party, access to and knowledge of

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

which are essential to the performance of each Party. In light of the highly competitive nature of the industry in which a Party's business is conducted, each Party agrees that all Proprietary Information, heretofore or in the future obtained by each Party as a result of a Party's association with the other Party shall be considered confidential. Without limiting the generality of the foregoing, Video News acknowledges and agrees that Client press releases, prior to the applicable Client's release thereof, are confidential and constitute "inside information" under applicable securities laws, and Video News shall maintain the confidentiality thereof in accordance with applicable securities laws, until 15 minutes after the applicable Client's public release thereof.

                                    (2) In recognition of this fact, each Party
agrees that it will never use or disclose any such Proprietary Information for a Party's own purposes or for the benefit of any person or other entity or organization (except as contemplated by this Agreement) or unless a Party is legally required to disclose such Proprietary Information. Documents prepared by each Party or that come into a Party's possession during a Party's association with the disclosing Party are and remain the property of the disclosing Party, and upon the termination of this Agreement, such documents shall be returned to the other Party at their respective principal place of business as herein noted.

                                    (3) This Agreement shall not preclude either
Party from making disclosures of proprietary matters to any Client; provided, however, that any such matters disclosed or delivered to the Client shall be appropriately marked with restrictive legends in accordance with applicable federal or state regulations. It is further understood that each Party, upon notifying the other Party, may disclose to any of its parent companies or subsidiaries in connection with the efforts contemplated by this Agreement, any matter made available by the disclosing Party under this Agreement, provided that each parent company or subsidiary, prior to such disclosure, agree in writing to be bound by the provisions of this Section 11 and such Party shall cause any parent company or subsidiary to comply with the provisions of this
Section 11.

                                    (4) Upon termination of this Agreement, each
Party shall, within thirty (30) days of termination, if requested, return all writings that reflect or embody the Proprietary Information.

                                    (5) The obligations with respect to use,
disclosure, and access to the Proprietary Information of each Party set forth in this Agreement are not applicable to the following:

                                            (a) Information that was or is
lawfully made available to the public without restriction by the disclosing Party or lawfully by a third party; or

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

                                            (b) Information that was lawfully
previously known to the receiving Party independent of any disclosure by disclosing Party or its Clients.

Each Party agrees to keep confidential all terms and conditions of this Agreement; provided, however, such obligation shall not apply to information which (1) is required by law to be disclosed, or (2) is disclosed in any action between the Parties hereto.

                           c. Nonsolicitation. Each Party agrees that during the Term and for a period of one year thereafter, it shall not, for itself, or on behalf of any other person, or by action in concert with any other person, solicit, induce or encourage any employee of the other Party or any of their respective affiliates to terminate his or her employment with such Party or such affiliate. Video News acknowledges that PR Newswire's Client list is Proprietary Information. Without limiting the generality of Section 11b hereof, and in addition to any obligations Video News may have under applicable law, Video News agrees that during the Term and, if Video News is the Party electing not to renew the Term, for a period of six months following expiration of the Term, Video News shall not, for itself or on behalf of any other person, or by action in concert with any other person, solicit, induce or encourage any PR Newswire Client to discontinue, terminate, cancel or refrain from entering into any agreement, contract or other arrangement or relationship with PR Newswire or sell or attempt to sell VNWs to any PR Newswire Client. For the avoidance of doubt, if PR Newswire is the Party electing not to renew the Term, the obligations of Video News set forth in the preceding sentence shall terminate upon expiration of the Term.

                           d. Remedies. Each Party acknowledges and agrees that the non-breaching Party's remedy at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and the breach shall be per se deemed as causing irreparable harm to the non-breaching Party. In recognition of this fact, in the event of a breach by a Party of any of the provisions of this Section 11 the breaching Party agrees that, in addition to any remedy at law available to the non-breaching Party, including, but not limited to monetary damages, the non-breaching Party, without posting any bond, shall be entitled to obtain, and the breaching Party agrees not to oppose the non-breaching Party's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the non-breaching Party.

                  12. Indemnification.

                           a. PR Newswire shall indemnify and hold Video News harmless from and against, and shall be responsible or liable for, any claims, liabilities, damages, losses and costs (including reasonable attorneys' fees), arising out of any breach by PR Newswire of this Agreement.

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


                           b. Video News shall indemnify and hold PR Newswire harmless from and against, and shall be responsible or liable for, any claims, liabilities, damages, losses and costs (including reasonable attorneys' fees), arising out of any breach by Video News of this Agreement.

                           c. NEITHER PARTY HEREUNDER SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST PROFITS.

                  13. Relationship of the Parties. The relationship of the Parties hereto shall be that of independent parties to this Agreement. Nothing in this Agreement shall be construed to place the parties in the relationship of partners, joint venturers or agents, and no Party shall have the power to obligate or bind any other Party in any manner whatsoever nor shall any Party have or be deemed to have any fiduciary obligations to any other Party.

                  14. Force Majeure. If a Party is prevented from performing any of its obligations set forth in this Agreement by reason of an act of God, strike, labor dispute, injunctions, judgments, adverse claims, fire, flood, embargo, delay in transportation, public disaster or any other cause or reason beyond the control of a Party, as the case may be, such condition shall be deemed a valid excuse for failure on its part to perform or for delay in the performance of such obligations.

                  15. Miscellaneous Provisions.

                           a. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, addressed as follows:

                  PR Newswire:              810 Seventh Avenue
                                            New York, New York
                                            Attention: Ira Krawitz

                  Video News:               Video News Wire Corporation
                                            1291 S.W. 29th Avenue
                                            Pompano Beach, Florida 33069
                                            Attention: Randy S. Selman

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

                           b. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

                           c. Binding Effect/Assignment. This Agreement shall not be assignable by any other Party without the prior written consent of the other Party, except to an affiliate, successor by merger or acquiror of all or substantially all of the assets of PR Newswire; provided that in the event that this Agreement shall be assigned, the assignor shall remain liable hereunder and any assignee shall be obligated to the terms and conditions set forth in this Agreement and any agreement or assignment to the contrary shall be null and void, unless agreed to, in writing, by the non-assigning Party to this Agreement and the assignee.

                           d. Survival. The provisions of Section 11b, c and d shall survive the expiration or termination of this Agreement.

                           e. Completeness and Modification. This Agreement constitutes the entire understanding between the parties and supersedes and cancels any and all previous agreements and understandings between the Parties pertaining to the subject matter of this Agreement. This Agreement may be amended, modified, superseded or canceled, and any of its terms, covenants, representations, warranties or conditions may be waived, only in writing signed by duly authorized representatives of both Parties.

                           f. Waiver. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

                           g. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions hereof.

                           h. Choice of Law; Venue. This Agreement shall become valid when executed by both Parties. The Parties agree that this Agreement shall be deemed made and entered into in the State of New York and shall be governed and construed under and in accordance with the laws of the State of New York and applicable Federal Statutes, without giving effect to any conflicts of law principles. In the event of any action brought to interpret or enforce this Agreement, (x) such action shall be brought only in Broward County, Florida, if PR Newswire is the plaintiff, and (y) such action shall be brought only in New York County, New York, if Video News is the plaintiff. THE PARTIES STIPULATE AND AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL.

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

                           i. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the Party drafting the document.

                           j. First Refusal. "Change of Control" means (i) the issuance or transfer (in a single transaction or a series of related transactions) of 25% or more of the outstanding capital stock of Video News entitled to vote for the election of directors to a person or persons who are not shareholders of Video News on the date hereof, (ii) the sale of all or substantially all of the assets of Video News (in a single transaction or a series of related transactions) to a person or persons who are not affiliates of Video News on the date hereof, or
         (iii) the merger or consolidation of Video News with a person that is not an affiliate of Video News on the date hereof. If, at any time during the Term, Video News desires to enter into any transaction which would constitute a Change of Control, Video News shall first offer to enter into the Change of Control transaction with PR Newswire, and shall enter into exclusive, good faith negotiations with PR Newswire for such transaction for a period of 60 days from the date of receipt in writing of such offer to enter into the Change of Control Transaction. If PR Newswire and Video News are unable to agree on the terms for a Change of Control transaction within 60 days after commencement of good faith negotiations, Video News may enter into negotiations with third parties regarding such transaction. Video News shall give PR Newswire prompt written notice of the terms of any third party offer to engage in a Change of Control transaction on terms that are more favorable to Video News than the last terms offered by PR Newswire, Video News shall have the right to accept such third party's offer. If a third party offers to engage in the Change of Control transaction or to purchase the assets on terms that are not more favorable to Video News than the last terms offered by PR Newswire, PR Newswire shall have the right to engage in the applicable transaction on the terms of such third party's offer; provided that such right shall be exercised by written notice from PR Newswire to Video News, given within 15 business days after receipt by PR Newswire of a copy of such third party offer.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

                                            VIDEO NEWS WIRE CORPORATION


                                            By:  _______________________________
                                            Name: ______________________________
                                            Its: _______________________________

                                            PR NEWSWIRE, INC.


                                            By:  _______________________________
                                            Name: ______________________________
                                            Its: _______________________________


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